Exhibit 5.1

Ashurst Perkins Coie US LLP 1155 Avenue of the Americas, 22nd Floor New York, NY 10036-2711	T. +1.212.262.6900 F. +1.212.977.1649 ashurstperkinscoie.com

August 31, 2026

StablecoinX Inc.

6160 Warren Parkway, Suite 100

Frisco, TX 75034

Re:	Registration Statement on Form S-1 filed by StablecoinX Inc.

Ladies and Gentlemen:

We have acted as counsel to StablecoinX Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of:

A.	the issuance by the Company of up to 19,124,586 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of:

(i)	11,500,000 shares of Class A Common Stock (the “Public Warrant Shares”) issuable upon the exercise of 11,500,000 Public Warrants, each exercisable at $11.50 per share;

(ii)	3,267,679 shares of Class A Common Stock (the “Tranche A Sponsor Warrant Shares”) issuable upon the exercise of the Tranche A Sponsor Warrants, each exercisable at $11.50 per share;

(iii)	4,356,907 shares of Class A Common Stock issuable upon the exercise of the Tranche B Sponsor Warrants (the “Tranche B Sponsor Warrant Shares” and together with the Tranche A Sponsor Warrant Shares, the “Sponsor Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”), each exercisable at $15.00 per share; and

B.	The offer and sale from time to time by the Selling Stockholders named in the Registration Statement of an aggregate of up to 12,668,943 shares of Class A Common Stock, which includes:

(i)	4,965,722 shares of Class A Common Stock (the “Business Combination Shares”) issued in connection with the Business Combination;

(ii)	78,635 shares of Class A Common Stock (the “RSU Shares”) issuable upon vesting and settlement of RSUs held by certain Selling Stockholders; and

(iii)	7,624,586 Sponsor Warrant Shares.

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

August 31, 2026

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Warrant Shares have been duly authorized, and when issued and paid for upon the exercise of the Warrants in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable, (ii) the Business Combination Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (iii) the RSU Shares have been duly authorized, and when issued upon the vesting and settlement of the RSUs in accordance with the terms of such RSUs, will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ashurst Perkins Coie US LLP